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EXHIBIT 21.1
SUBSIDIARIES


                                               Place of                AIPC
Subsidiary Name                             Incorporation            Ownership
---------------                             -------------            ---------
American International Refinery, Inc.          Louisiana               100%

American International Petroleum
Kazakstan                                      Nevada                  100%

American Eurasia
Petroleum Corporation                          Nevada                  100%

St. Marks Refinery Inc.                        Florida                 100%

American International Petroleum
Corporation Holding Inc.                       Nevada                  100%

American International
Marine, Inc.                                   Nevada                  100%